Exhibit 4.46

AMENDMENT NO. 1 TO SERIES 2013-1 SUPPLEMENT

THIS AMENDMENT NO. 1, dated as of December 22, 2015 (this “Amendment”), is made to amend the Amended and Restated Series 2013-1 Supplement, dated as of February 4, 2015 (the “Supplement”) issued pursuant to the Amended and Restated Indenture, dated as of February 4, 2015 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between TEXTAINER MARINE CONTAINERS IV LIMITED, as issuer (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture and the Supplement;

WHEREAS, the parties desire to amend the Supplement in order to amend certain provisions of this Supplement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Supplement.

Section 2. Amendments to the Supplement. Pursuant to Section 705 of the Supplement and Section 1002 of the Indenture, effective on the date of this Amendment, following the execution and delivery hereof, the parties hereto agree as follows:

(a)	Section 101 of the Supplement is hereby amended by deleting the definition of “Disposition Ratio” in its entirety and replacing it with the following:

“Disposition Ratio” means each of the following:

(a) the quotient of (i) the sum of all gross disposition proceeds for all Disposition Ratio Containers of all of TGH’s Subsidiaries (collectively, “TGH Group Disposed Containers”) disposed of during the most recent 6 months (or, if fewer than 6,000 TGH Group Disposed Containers have been disposed of during such six month period, such longer period as is necessary to include a sample of at least 6,000 TGH Group Disposed Containers disposed) (such period, which shall be rounded to the end of the Collection Period in which the last Container in such group was sold, the “TGH Disposition Measurement Period”), divided by (ii) the sum of the Net Book Values on the last day of the month preceding such disposition of all TGH Group Disposed Containers disposed of during the TGH Disposition Measurement Period; or

(b) the quotient of (i) the sum of all gross disposition proceeds for all Disposition Ratio Containers of the Issuer (collectively, “Issuer Disposed Containers”) disposed of during the most recent 6 months (or, if fewer than 3,000 Issuer Disposed Containers have been disposed of during such six month period, such longer period as is necessary to include a sample of at least 3,000 Issuer Disposed Containers disposed) (such period, which shall be rounded to the end of the Collection Period in which the last Container in such group was sold, the “TMCL IV Disposition Measurement Period”), divided by (ii) the sum of the Net Book Values on the last day of the month preceding such disposition of all Issuer Disposed Containers disposed of during the TMCL IV Disposition Measurement Period.

(b)	Section 101 of the Supplement is hereby amended by deleting the definition of “Series 2013-1 Asset Base” in its entirety and replacing it with the following:

“Series 2013-1 Asset Base” means, as of any date of determination, an amount equal to the sum of (a) the product of (i) Asset Allocation Percentage for Series 2013-1 in effect on such date of determination, (ii) a percentage equal to one hundred percent (100%) minus the Series 2013-1 Required Overcollateralization Percentage in effect on such date of determination and (iii) the sum of (x) the Aggregate Net Book Value (measured as of the last day of the immediately preceding calendar month) and (y) the aggregate outstanding balance of receivables resulting from the sale or disposition of Eligible Containers which have not been outstanding for more than 60 days, plus (b) an amount equal to the sum of (i) the amount of cash and Eligible Investments on deposit in the Series 2013-1 Restricted Cash Account on such date of determination, and (ii) an amount equal to the product of (x) the Asset Allocation Percentage for Series 2013-1 in effect on such date of determination and (y) the amount of cash and Eligible Investments on deposit in the Excess Funding Account on such date of determination. For the avoidance of doubt, no amount of cash or Eligible Investments on deposit in the Series 2013-1 Dynamic Cash Reserve Account shall not be apart of the Series 2013-1 Asset Base.

(c)	Section 101 of the Supplement is hereby amended by deleting the definition of “Series 2013-1 Available Funds” in its entirety and replacing it with the following:

“Series 2013-1 Available Funds” means, as of any Payment Date, an amount equal to the sum of (i) an amount equal to the product of (x) the Available Distribution Amount for such Payment Date and (y) the Collection Allocation Percentage for Series 2013-1 in effect on such Payment Date, (ii) all amounts transferred to the Series 2013-1 Series Account from the Series 2013-1 Restricted Cash Account on such Payment Date, (iii) all amounts received by the Issuer since the immediately preceding Payment Date pursuant to any Series 2013-1 Interest Rate Hedge Agreement, (iv) if a Series 2013-1 Early Amortization Event shall have occurred and then be continuing, the amount of funds transferred to the Series 2013-1 Series Account from the Excess Funding Account and the Series 2013-1 Dynamic Cash Reserve Account on such Payment Date, and (v) the amount of any Shared Available Funds (as defined in the Supplements for each other Series of Notes then Outstanding) deposited to the Series 2013-1 Series Account on such Payment Date in accordance with the terms of the Supplement for each other Series of Notes then Outstanding.

(d)	Section 101 of the Supplement is hereby amended by adding the definition of “Series 2013-1 Dynamic Cash Reserve Account” in the appropriate alphabetical order:

“Series 2013-1 Dynamic Cash Reserve Account” means the account of that name established in accordance with Section 305 hereof.

(e)	Section 101 of the Supplement is hereby amended by adding the definition of “Series 2013-1 Dynamic Cash Reserve Amount” in the appropriate alphabetical order:

“Series 2013-1 Dynamic Cash Reserve Amount” means, as of any Payment Date, an amount equal to the product of (a) a percentage equal to the excess of (i) one hundred percent (100%), over (ii) the Series 2013-1 Dynamic Cash Reserve Percentage, then in effect, and (b) the Unpaid Principal Balance for Series 2013-1 as of such Payment Date, which Unpaid Principal Balance shall be calculated after giving effect to all advances of principal and principal payments made on such Payment Date. If the percentage set forth in clause (a) is a negative number, then the percentage will be deemed to be zero.

(f)	Section 101 of the Supplement is hereby amended by adding the definition of “Series 2013-1 Dynamic Cash Reserve Percentage” in the appropriate alphabetical order:

“Series 2013-1 Dynamic Cash Reserve Percentage” means, as of any date of determination, the lowest Three Month Disposition Ratio (expressed as a percentage) for the six calendar months preceding such date of determination.

(g)	Section 213(a) of the Supplement is hereby amended and restated to read as follows:

(a) In order to secure and provide for the repayment and payment of the Series 2013-1 Notes and all Series 2013-1 Interest Rate Hedge Agreements, the Issuer hereby confirms the grant of a security interest in and assignment, pledge, grant, transfer and set over to the Indenture Trustee, for the benefit of the Series 2013-1 Noteholders and each Interest Rate Hedge Provider with respect to Series 2013-1, all of the Issuer’s right, title and interest in and to the following (whether now or hereafter existing or accrued): (i) the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account; (ii) all funds on deposit in the Series 2013-1 Restricted Cash Account and Series 2013-1 Series Account and all Security Entitlements credited thereto from time to time; (iii) all investments made at any time and from time to time with monies in the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account, whether constituting securities, instruments, general intangibles, investment property, financial assets or other property; (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, such Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account, the funds on deposit therein from time to time or the investments made with such funds; and (vi) all proceeds of any and all of the foregoing, including, without limitation, cash (items described in clauses (i) through (vi) collectively, the “Series 2013-1 Series-Specific Collateral”). The Indenture Trustee shall possess all right, title and interest in and to all funds on deposit from time to time in the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account and in all proceeds thereof, and shall be the only person authorized to originate Entitlement Orders with respect thereto.

(h)	Section 302(e) of the Supplement is hereby amended and restated to read as follows:

(e) On each Payment Date, the Indenture Trustee shall, in accordance with the Manager Report (or in the absence of any Manager Report, in accordance with written instructions from the Control Party), deposit in the Series 2013-1 Series Account for distribution in accordance with the terms of this Supplement the positive difference, if any, of (i) the amounts then on deposit in the Series 2013-1 Restricted Cash Account (after giving effect to any withdrawals therefrom on such Payment Date), minus (ii) an amount equal to the Series 2013-1 Restricted Cash Amount for such Payment Date. On the Series 2013-1 Legal Final Payment Date or, at the direction of the Control Party upon the occurrence of a Series 2013-1 Event of Default, any remaining funds in the Series 2013-1 Restricted Cash Account will be deposited in the Series 2013-1 Series Account and be distributed in accordance with Section 303.

(i)	Section 303(b)(x) of the Supplement is hereby amended and restated to read as follows:

(x) To make payments pursuant to clauses (A) and (B) below, on a pro rata basis determined based on the amount of the required deposit pursuant to each such clause:

(A) to the Series 2013-1 Restricted Cash Account, an amount sufficient so that the total amount on deposit in the Series 2013-1 Restricted Cash Account is equal to the Series 2013-1 Restricted Cash Amount for such Payment Date; and

(B) to the Series 2013-1 Dynamic Cash Reserve Account, an amount sufficient so that the total amount on deposit in the Series 2013-1 Dynamic Cash Reserve Account is equal to the Series 2013-1 Dynamic Cash Reserve Amount for such Payment Date;

(j)	Article III of the Supplement is hereby amended by adding the section “Section 305. Series 2013 Dynamic Case Reserve Account.” in the numerical order as provided in Annex I to this Amendment.

(k)	Section 401(a) of the Supplement is hereby amended and restated as provided in Annex II to this Amendment.

(l)	Section 606 of the Supplement is hereby amended and restated to read as follows:

Section 606. Place of Business. The Issuer’s only “place of business” (within the meaning of Section 9-307 of the UCC) is located at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda. The Issuer does not maintain an office or assets in the United States, other than (i) the Trust Account, the Excess Funding Account, the Series 2013-1 Dynamic Cash Reserve Account, the Series 2013-1 Restricted Cash Account and the Series Accounts, (ii) off-hire containers located in depots in the United States and (iii) Managed Containers described in Section 606(g) of the Indenture and Leases pursuant to Section 7.7 of the Management Agreement.

(m)	Section 620(b) of the Supplement is hereby amended and restated to read as follows:

(b) The Managed Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the UCC. The lease receivables constitute “accounts” or “proceeds” of the Leases within the meaning of the UCC. The Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account constitute “securities accounts” within the meaning of the UCC. The Issuer’s contractual rights under any Interest Rate Hedge Agreements, the Contribution and Sale Agreement, each Container Transfer Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(n)	Section 620(h) of the Supplement is hereby amended and restated to read as follows:

(h) The Issuer has taken all steps necessary to cause Wells Fargo Bank, National Association (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a Securities Entitlement in each of the Trust Account, the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account.

(o)	Section 620(i) of the Supplement is hereby amended and restated to read as follows:

(i) The Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account and Series 2013-1 Series Account are not in the name of any

Person other than the Issuer or Indenture Trustee. The Issuer has not consented to Wells Fargo Bank, National Association (as the Securities Intermediary of the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account) entering into any agreement in which it has agreed to comply with entitlement orders of any Person other than the Indenture Trustee.

(p)	Section 620(j) of the Supplement is hereby amended and restated to read as follows:

(j) All Eligible Investments have been and will have been credited to one of the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account. The securities intermediary for each of the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account has agreed to treat all assets credited to the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account as “financial assets” within the meaning of the UCC.

(q)	Section 620(k) of the Supplement is hereby amended and restated to read as follows:

(k) The Issuer has delivered to Indenture Trustee a fully executed agreement pursuant to which the securities intermediary has agreed to comply with all instructions originated by the Indenture Trustee relating to the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account, the Series 2013-1 Dynamic Cash Reserve Account and the Series 2013-1 Series Account without further consent by the Issuer.

Section 3. Representations and Warranties. (a) The Issuer hereby confirms that each of the representations and warranties set forth in Article VI of the Supplement are true and correct as of the date first written above with the same effect as though each had been made by such party as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates.

(b) The Issuer hereby confirms that each of the conditions precedent to the amendment to the Supplement have been, or contemporaneously with the execution of this Amendment will be, satisfied.

Section 4. Effectiveness of Amendment.

(a) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) On and after the execution and delivery hereof, (i) this Amendment shall become a part of the Supplement and (ii) each reference in the Supplement to “this Supplement”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Supplement shall mean and be a reference to such Supplement, as amended or modified hereby.

(c) Except as expressly amended or modified hereby, the Supplement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

(d) The Issuer shall have paid a fee to each Series 2013-1 Noteholder in an amount equal to the product of (i) two tenths of one percent (0.20%) and (ii) the amount of the Series 2013-1 Note Commitment of such Series 2013-1 Noteholder.

(e) Each of the Indenture Trustee and Manager hereby waives, solely with respect to this Amendment, any advance notice requirement to this Amendment set forth in any Series 2013-1 Related Documents.

(f) This Amendment constitutes a Series 2013-1 Related Document for all purposes under the Supplement and the other Series 2013-1 Related Documents.

Section 5. Execution in Counterparts, Effectiveness. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

Section 6. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT WITHOUT REFERENCE TO NEW YORK’S CONFLICTS OF LAW PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

TEXTAINER MARINE CONTAINERS IV LIMITED

By:	/s/ Christopher Morris
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Kristen L. Puttin
Name:
Title:

Amendment No. 1 to

Series 2013-1 Amended and Restated Supplement

THE AMENDMENT NO. 1 TO THE AMENDED AND RESTATED SERIES 2013-1 SUPPLEMENT IS HEREBY APPROVED BY THE SERIES 2013-1 NOTEHOLDERS:

ROYAL BANK OF CANADA

By:	/s/ Roger Pellegrin
Name:
Title:

By:	/s/ Austin Meier
Name:
Title:

ABN AMRO CAPITAL USA LLC

By:	/s/ Eric E. Altmann
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Douglas Frankel
Name:
Title:

SUNTRUST BANK

By:	/s/ Jason Meyer
Name:
Title:

Amendment No. 1 to

Series 2013-1 Amended and Restated Supplement

ACKNOWLEDGED AND AGREED SOLELY TO SECTION 4(E)
TEXTAINER EQUIPMENT MANAGEMENT LIMITED

By:	/s/ Christopher Morris
Name:
Title:

Amendment No. 1 to

Series 2013-1 Amended and Restated Supplement

ANNEX I

Section 305. Series 2013-1 Dynamic Cash Reserve Account.

(a) The Issuer shall maintain so long as any Series 2013-1 Note remains Outstanding, an Eligible Account in the name of the Issuer with the Indenture Trustee which shall be designated as the “Series 2013-1 Dynamic Cash Reserve Account”, which account shall be held by the Indenture Trustee, for the benefit of the Series 2013-1 Noteholders and each Interest Rate Hedge Provider with respect to Series 2013-1 pursuant to the terms of this Supplement. On any date on which the Issuer receives a Capital Contribution or other source of funds for such purpose, the Issuer will deposit (or cause to be deposited) into the Series 2013-1 Dynamic Cash Reserve Account an amount necessary to cause the amount therein to be equal to the Series 2013-1 Dynamic Cash Reserve Amount. In addition, on each Payment Date amounts shall be deposited in the Series 2013-1 Dynamic Cash Reserve Account in accordance with Section 303. The Series 2013-1 Dynamic Cash Reserve Account shall not be relocated to another financial institution except to a financial institution to which the Series 2013-1 Restricted Cash Account could be transferred pursuant to Section 303(d) of the Indenture. Any and all monies on deposit in the Series 2013-1 Dynamic Cash Reserve Account shall be invested in Eligible Investments in accordance with Section 303 of the Indenture and shall be distributed in accordance with this Section 305.

(b) In the event that the Manager Report delivered on any Determination Date indicates that a Series 2013-1 Early Amortization Event has occurred and is continuing, the Indenture Trustee shall on such Determination Date draw on the Series 2013-1 Dynamic Cash Reserve Account in an amount equal to all amounts then on deposit in the Series 2013-1 Dynamic Cash Reserve Account and deposit such funds into the Series 2013-1 Series Account to be included in the Series 2013-1 Available Funds for the related Payment Date.

(c) In the event that the Manager Report delivered on any Determination Date indicates that the Series 2013-1 Dynamic Cash Reserve Amount is zero, the Indenture Trustee shall, in accordance with the Manager Report (or in the absence of any Manager Report, in accordance with written instructions from the Control Party), on the related Payment Date, deposit in the Series 2013-1 Series Account for distribution in accordance with the terms of this Supplement all amounts then on deposit in the Series 2013-1 Dynamic Cash Reserve Account (after giving effect to any withdrawals therefrom on such Payment Date).

ANNEX II

Section 401. Series-Specific Early Amortization Events.

Each of the following events or conditions shall constitute a “Series-Specific Early Amortization Event” for Series 2013-1:

(i) The occurrence and continuance of a Series-Specific Event of Default;

(ii) As of any date of determination, the EBIT Ratio shall be less than 1.25 to 1.0;

(iii) As of any Payment Date, the Disposition Ratio (expressed as a percentage) set forth in either paragraph (a) or paragraph (b) of the definition thereof shall be less than ninety percent (90%);

(iv) (A) a breach of any financial covenant of TGH set forth in the documents governing any Indebtedness of TGH in an aggregate principal amount of $10,000,000 or greater (the “Funded Debt Documents”) shall have occurred and shall not have been permanently waived within sixty (60) days thereafter by the applicable lenders, or (B) any default, not described in clause (A), under any Funded Debt Document shall have occurred and as a result the required lenders under the affected financing transaction have accelerated all or part of such Indebtedness;

(v) The Issuer shall (A) engage in a Restricted Issuance, or (B) amend the Series 2013-1 Notes subsequent to the Restatement Date in a manner such that the Series 2013-1 Notes would constitute a Restricted Issuance or (C) consent to an action by a Series 2013-1 Noteholder or any member of its Related Group contemplated in Section 4.2(f) of the Series 2013-1 Note Purchase Agreement;

(vi) As of any Payment Date, the Unpaid Principal Balance for Series 2013-1 shall exceed the Series 2013-1 Asset Base, and such condition continues unremedied for a period of ten (10) consecutive days;

(vii) The Stated Conversion Date occurs and is not extended by all of the Series 2013-1 Noteholders; and

(viii) As of any Payment Date, the amount of funds on deposit in the Series 2013-1 Dynamic Cash Reserve Account is less than the Series 2013-1 Dynamic Cash Reserve Amount for such date, and such condition continues unremedied for ten (10) consecutive days.